Exhibit 99.1

FOR:	Consolidated Graphics, Inc.

CONTACT:	G. Christopher Colville
Executive Vice President/
Chief Financial Officer
Consolidated Graphics, Inc.
(713) 787-0977

Christine Mohrmann/Eric Boyriven
Financial Dynamics
(212) 850-5600

FOR IMMEDIATE RELEASE

CONSOLIDATED GRAPHICS COMPLETES GRAPHCOM ACQUISITION

—Expands Atlanta Market Share—

HOUSTON, TEXAS – December 2, 2005 - Consolidated Graphics, Inc. (NYSE: CGX) announced today that it has completed its acquisition of Graphcom, Inc., located in Atlanta, Georgia.  Terms of the transaction were not disclosed.

Commenting on the announcement, Joe R. Davis, Chairman and Chief Executive Officer of Consolidated Graphics, stated, “We are extremely pleased to be expanding our presence in the Atlanta market with the acquisition of Graphcom under the continued leadership of Michael First.  We look forward to working with Michael and his dedicated team of employees to grow the company and enhance its already strong reputation with its many outstanding customers.”

Also commenting on the announcement, Michael A. First, President of Graphcom, stated, “Consolidated Graphics is the industry’s leader, and we are proud to be a part of the organization.  Their high level of commitment to enhancing customer service through investments in new technology and equipment, including CGXSolutions, is very exciting to us.  We look forward to making a meaningful contribution to Consolidated Graphics’ strategy for long term growth in sales and profits.”

Consolidated Graphics, Inc. is the nation’s leading commercial sheetfed, web and digital printing company.  Through its coast-to-coast presence of 70 printing companies in 25 states, Consolidated Graphics produces high-quality customized printed materials for a broad customer base that includes many of the most recognized companies in the country.  Consolidated Graphics also offers an extensive and growing range of digital and Internet-based services and solutions marketed through CGXSolutions.  Consolidated Graphics is focused on adding value to its operating companies by providing financial and operational strengths, management support and technological advantages associated with a national organization.  For more information, visit the Company’s Web site at http://www.cgx.com.

This press release contains forward-looking statements, which involve known and unknown risks, uncertainties or other factors that could cause actual results to materially differ from the results, performance or other expectations implied by these forward-looking statements. Consolidated Graphics’ expectations regarding future sales and profitability assume, among other things, stability in the economy and reasonable growth in the demand for its products, the continued availability of raw materials at affordable prices, retention of its key management and operating personnel, as well as other factors detailed in Consolidated Graphics’ filings with the Securities and Exchange Commission. The forward-looking statements, assumptions and factors stated or referred to in this press release are based on information available to Consolidated Graphics today. Consolidated Graphics expressly disclaims any duty to provide updates to these forward-looking statements, assumptions and other factors after the day of this release to reflect the occurrence of events or circumstances or changes in expectations.

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